Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 19, 2011

SEARS HOLDINGS REPORTS FIRST QUARTER RESULTS CONSISTENT WITH

PREVIOUSLY PROVIDED GUIDANCE

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its first quarter 2011 results. In summary, we reported:

•	Net loss attributable to Holdings’ shareholders for the quarter of $170 million, or $1.58 per diluted share, in 2011, compared to net income of $16 million, or $0.14 per diluted share, in 2010;

•	Adjusted loss per diluted share for the first quarter of $1.39 in 2011 and adjusted earnings per diluted share of $0.16 in 2010; and

•	Adjusted EBITDA for the quarter of $63 million ($78 million domestic and $(15) million at Sears Canada) in 2011 and $304 million in 2010.

•

These results were within our previously announced range of net loss attributable to Holdings’ shareholders of between $145 million and $195 million, or between $1.35 and $1.81 per diluted share and Adjusted EBITDA of $25 million to $105 million.

“Our first quarter was adversely impacted by unfavorable weather, economic pressures facing our customers, and comparisons to last year’s government-sponsored stimulus program relating to the purchase of appliances. However, we also fell short on executing with excellence. We cannot control the weather or economy or government spending. But we can control how we execute and leverage the potent set of assets we have,” said Lou D’Ambrosio, Sears Holdings’ Chief Executive Officer and President. “We are taking actions intended to leverage our suite of assets, including extending our leadership position in appliances, capitalizing on the scope of our portfolio and marquee brands such as Kenmore, Craftsman, DieHard, and Lands’ End, extending our lead in home services, revitalizing our Sears’ apparel business and delivering an extraordinary customer experience at the store, online and in home. Everything will begin and end with the customer experience. These actions will be complemented with effective expense management and operational excellence.”

First Quarter Revenues and Comparable Store Sales

Total revenues decreased $341 million to $9.7 billion for the quarter ended April 30, 2011, as compared to total revenues of $10.0 billion for the quarter ended May 1, 2010. The decline in total revenue for the quarter was primarily a result of a 3.6% decrease in domestic comparable store sales and the effect of having fewer Kmart and Sears Full-line stores in operation, in addition to a 9.2% decline in comparable store sales at Sears Canada, partially offset by an increase of $54 million due to changes in the Canadian foreign exchange rate.

The domestic comparable store sales results included a decrease at Sears Domestic of 5.2% and Kmart of 1.6%. Decreases in sales for the quarter at Sears Domestic were primarily driven by the appliance, apparel and consumer electronics categories, partially offset by increases in the home, sporting goods, jewelry and footwear categories. Appliances experienced a low double-digit decline and benefited in the prior year from the Cash for Appliances rebate programs. Apparel experienced slow spring/summer sales due in part to worse weather than the prior year. The Kmart quarterly decrease in comparable store sales was primarily driven by decreases in the food and consumables and pharmacy categories.

Beginning with the first quarter of 2011, we now include online sales from sears.com and kmart.com shipped directly to customers in comparable stores sales. This change resulted in a positive benefit of approximately 50 basis points to total domestic comparable sales for the quarter.

Operating Income

Operating loss for the quarter was $174 million in 2011 compared to operating income of $98 million in 2010. The decline in operating income of $272 million was primarily the result of a decline in our gross margin dollars, given lower overall sales and a decline in our gross margin rate of 140 basis points. For the quarter, we generated gross margin of $2.6 billion in fiscal 2011 and $2.8 billion last year. The total decline in gross margin dollars of $229 million was primarily driven by decreases in the gross margin rate at Sears Domestic and Sears Canada and included an increase of $15 million related to the impact of foreign currency exchange rates on gross margin at Sears Canada. Sears Domestic’s gross margin rate declined 210 basis points and Sears Canada’s gross margin rate declined 200 basis points mainly due to reduced margins in the home appliance category, driven primarily by the introduction of instant free delivery at Sears Domestic and increased promotional markdowns at Sears Canada. Kmart’s gross margin rate for the quarter was flat to last year.

Operating loss for the first quarter of 2011 includes expenses of $21 million related to domestic pension plans, store closings and severance. Operating income for the first quarter of 2010 included expenses of $29 million related to domestic pension plans, store closings and severance, as well as a $35 million gain on sale of assets at Sears Domestic. See the attached schedule, “Significant Item Impact,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.

Financial Position

We had cash balances of approximately $1.0 billion at April 30, 2011 (approximately $0.8 billion domestic and $0.2 billion at Sears Canada), $1.8 billion at May 1, 2010 and $1.4 billion at January 29, 2011. Significant uses of our cash during the first quarter of 2011 included capital expenditures of $109 million, repurchases of our common stock of $101 million, contributions to our pension and post-retirement benefit plans of $78 million and working capital increases.

Merchandise inventories at April 30, 2011 were $9.9 billion, as compared to $9.3 billion at May 1, 2010. Domestic inventory increased approximately $400 million from $8.5 billion at May 1, 2010 to $8.9 billion at April 30, 2011. The increase was primarily at Kmart and was due to increased investment in the apparel, consumer electronics, sporting goods, toys and outdoor living categories. Sears Domestic inventory increased primarily due to lower than expected first quarter sales and timing of receipts in home appliances. Sears Canada’s inventory levels increased approximately $145 million from May 1, 2010 to $959 million at April 30, 2011 primarily due to the change in exchange rates, the timing of merchandise receipts and increased purchasing activity to support anticipated sales increases in the apparel and home categories.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.6 billion at April 30, 2011, up from $3.2 billion at May 1, 2010, due primarily to our $1.25 billion senior secured notes offering in October 2010, partially offset by repayment of long-term debt by Sears Domestic and Sears Canada.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as net (loss) income attributable to Sears Holdings Corporation appearing on the statements of operations excluding (loss) income attributable to noncontrolling interest, income tax (benefit) expense, interest and investment income, other loss, interest expense, gain on sales of assets and depreciation and amortization. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended
	April 30, 2011	May 1, 2010
Net income (loss) attributable to Holdings’ Shareholders	$(170)	$16
Income (loss) attributable to noncontrolling interest	(4)	1
Income tax expense (benefit)	(79)	15
Interest and investment income	(13)	(15)
Other loss	12	14
Interest expense	80	67
Gain on sales of assets	(2)	(44)
Depreciation and amortization	218	221

Before excluded items	42	275

Domestic pension expense	19	26
Closed store reserve and severance	2	3

Adjusted EBITDA as defined	$63	$304

% to revenues	0.6%	3.0%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	April 30, 2011	May 1, 2010	April 30, 2011	May 1, 2010
Kmart	$57	$91	1.6%	2.5%
Sears Domestic	21	166	0.4%	3.1%
Sears Canada	(15)	47	(1.5)%	4.6%

Total Adjusted EBITDA	$63	$304	0.6%	3.0%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the first quarter of fiscal 2011. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the impact of rising fuel prices, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with over 4,000 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 11 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

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Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
millions, except per share data	April 30, 2011	May 1, 2010
REVENUES
Merchandise sales and services	$9,705	$10,046

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,104	7,216
Gross margin dollars	2,601	2,830
Gross margin rate	26.8%	28.2%

Selling and administrative	2,559	2,555
Selling and administrative expense as a percentage of total revenues	26.4%	25.4%

Depreciation and amortization	218	221
Gain on sales of assets	(2)	(44)

Total costs and expenses	9,879	9,948

Operating income (loss)	(174)	98
Interest expense	(80)	(67)
Interest and investment income	13	15
Other loss	(12)	(14)

Income (loss) before income taxes	(253)	32
Income tax (expense) benefit	79	(15)

Net income (loss)	(174)	17
(Income) loss attributable to noncontrolling interest	4	(1)

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(170)	$16

INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted income (loss) per share	$(1.58)	$0.14

Diluted weighted average common shares outstanding	107.8	114.7

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)
millions	April 30, 2011	May 1, 2010
ASSETS
Current assets
Cash and cash equivalents	$952	$1,744
Restricted cash	28	19
Receivables	652	716
Merchandise inventories	9,876	9,316
Prepaid expenses and other current assets	503	410

Total current assets	12,011	12,205

Property and equipment, net	7,280	7,591
Goodwill	1,392	1,392
Trade names and other intangible assets	3,122	3,191
Other assets	834	1,038

TOTAL ASSETS	$24,639	$25,417

LIABILITIES
Current liabilities
Short-term borrowings	$873	$1,069
Current portion of long-term debt and capitalized lease obligations	297	789
Merchandise payables	3,835	3,734
Unearned revenues	965	1,002
Accrued expenses and other current liabilities	3,468	3,635

Total current liabilities	9,438	10,229

Long-term debt and capitalized lease obligations	2,461	1,391
Pension and post-retirement benefits	2,075	2,216
Other long-term liabilities	2,267	2,638

Total Liabilities	16,241	16,474

Total Equity	8,398	8,943

TOTAL LIABILITIES AND EQUITY	$24,639	$25,417

Total common shares outstanding	107.7	114.9

Sears Holdings Corporation

Segment Results

(Unaudited)

	13 Weeks Ended April 30, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,479	$5,212	$1,014	$9,705

Cost of sales, buying and occupancy	2,634	3,744	726	7,104
Gross margin dollars	845	1,468	288	2,601
Gross margin rate	24.3%	28.2%	28.4%	26.8%

Selling and administrative	789	1,467	303	2,559
Selling and administrative expense as a percentage of total revenues	22.7%	28.1%	29.9%	26.4%
Depreciation and amortization	37	156	25	218
Gain on sales of assets	(2)	—	—	(2)

Total costs and expenses	3,458	5,367	1,054	9,879

Operating income (loss)	$21	$(155)	$(40)	$(174)

Number of:
Kmart Stores	1,305	—	—	1,305
Full-Line Stores	—	885	122	1,007
Specialty Stores	—	1,358	365	1,723

Total Stores	1,305	2,243	487	4,035

	13 Weeks Ended May 1, 2010
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,583	$5,435	$1,028	$10,046

Cost of sales, buying and occupancy	2,711	3,789	716	7,216
Gross margin dollars	872	1,646	312	2,830
Gross margin rate	24.3%	30.3%	30.4%	28.2%

Selling and administrative	782	1,508	265	2,555
Selling and administrative expense as a percentage of total revenues	21.8%	27.7%	25.8%	25.4%
Depreciation and amortization	36	160	25	221
Gain on sales of assets	(5)	(39)	—	(44)

Total costs and expenses	3,524	5,418	1,006	9,948

Operating income	$59	$17	$22	$98

Number of:
Kmart Stores	1,320	—	—	1,320
Full-Line Stores	—	907	122	1,029
Specialty Stores	—	1,322	294	1,616

Total Stores	1,320	2,229	416	3,965

Sears Holdings Corporation

Adjusted EBITDA

	13 Weeks Ended
millions	April 30, 2011				May 1, 2010
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$21	$(155)	$(40)	$(174)	$59	$17	$22	$98
Plus depreciation and amortization	37	156	25	218	36	160	25	221
Less gain on sales of assets	(2)	—	—	(2)	(5)	(39)	—	(44)

Before excluded items	56	1	(15)	42	90	138	47	275

Closed store reserve and severance	1	1	—	2	1	2	—	3
Domestic pension expense	—	19	—	19	—	26	—	26

Adjusted EBITDA as defined	$57	$21	$(15)	$63	$91	$166	$47	$304

% to revenues	1.6%	0.4%	-1.5%	0.6%	2.5%	3.1%	4.6%	3.0%

Sears Holdings Corporation

Significant Item Impact

	13 Weeks Ended April 30, 2011
millions, except per share data	GAAP	Gain on Sales of Real Estate	Mark-to- Market Losses	Closed Store Reserve and Severance	Domestic Pension Expense	As Adjusted
Cost of sales, buying and occupancy impact	$7,104	$—	$—	$(1)	$—	$7,103
Selling and administrative impact	2,559	—	—	(1)	(19)	2,539
Operating loss impact	(174)	—	—	2	19	(153)
Other loss impact	(12)	—	12	—	—	—
Income tax benefit impact	79	—	(4)	(1)	(6)	68
Noncontrolling interest impact	4	—	(1)	—	—	3
After tax and noncontrolling interest impact	(170)	—	7	1	13	(149)
Diluted loss per share impact	$(1.58)	$—	$0.06	$0.01	$0.12	$(1.39)

	13 Weeks Ended May 1, 2010
millions, except per share data	GAAP	Gain on Sales of Real Estate	Mark-to- Market Losses	Closed Store Reserve and Severance	Domestic Pension Expense	As Adjusted
Cost of sales, buying and occupancy impact	$7,216	$—	$—	$(2)	$—	$7,214
Selling and administrative impact	2,555	—	—	(1)	(26)	2,528
Gain on sales of assets impact	(44)	35	—	—	—	(9)
Operating income impact	98	(35)	—	3	26	92
Other loss impact	(14)	—	10	—	—	(4)
Income tax expense impact	(15)	13	(3)	(1)	(10)	(16)
Noncontrolling interest impact	(1)	—	(1)	—	—	(2)
After tax and noncontrolling interest impact	16	(22)	6	2	16	18
Diluted income per share impact	$0.14	$(0.19)	$0.05	$0.02	$0.14	$0.16